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                                                                     EXHIBIT 5.1

                [AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P. LETTERHEAD]

                                    July 5, 2001

Packaged Ice, Inc.
3535 Travis Street
Suite 170
Dallas, Texas 75204

         Re: Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Packaged Ice, Inc., a Texas corporation (the "Company"), in connection with the registration, pursuant to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-33448) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), of the offering and issuance from time to time, as set forth in the Registration Statement, of common stock, par value $0.01 per share ("Securities"), of the Company. We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based on the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, when (a) the Registration Statement relating to the Securities has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company's certificate of incorporation, and when the Securities have been issued and delivered in accordance with the terms of the 2000 Employee Stock Purchase Plan, as amended, and the applicable award or similar agreement approved by the Company, the Securities will be duly authorized, validly issued, fully paid and non-assessable.

         The opinions and other matters in this letter are qualified in their entirety and subject to the following:

- We express no opinion as to the laws of any jurisdiction other than the laws of the state of Texas and the federal laws of the United States.
- This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

         This opinion is rendered soley for your benefit in connection with the above matter and may not be relied upon in any manner by any other person or entity without our express written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.



                                   Very truly yours,

                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.